Exhibit 3.6

CERTIFICATE OF DESIGNATION

OF

SERIES A CONVERTIBLE PREFERRED STOCK

OF

PROMOTIONS ON WHEELS HOLDINGS, INC.

(Under the General Corporation Law of the State of Nevada)

The undersigned, being all of the Directors of Promotions on Wheels Holdings, Inc., a Nevada corporation (the “Corporation”) do hereby certify that the following resolutions were adopted by the Board of Directors of the Corporation by unanimous written consent as of April 30, 2008.

RESOLVED, that pursuant to authority expressly granted to and vested in the Board of Directors by the Company’s Articles of Incorporation and Section 78.195 of the Nevada General Corporation Law, the Board of Directors hereby creates a series of 5,000,000 shares of the Series A Convertible Preferred Stock, $.001 par value per share, of the Company (such series being hereinafter called the “Series A Preferred Stock”), and hereby fixes the designation, preferences, qualifications, privileges, limitations, options, conversion rights and other special rights of the Series A Preferred Stock (to the extent set forth in the Articles of Incorporation) as follows:

1.1 Definitions. For purposes of this resolution, the following definitions shall apply:

(a) “Board” shall mean the Board of Directors of the Company.

(b) “Common Stock” shall mean the Company’s Common Stock, $.001 par value per share.

(c) “Original Issue Date” shall mean the date on which the first share of Series A Preferred Stock is issued by the Company.

(d) “Original Issue Price” shall mean $0.50 per share for the Series A Preferred Stock.

(e) “Series A Preferred Stock” shall mean the Company’s Series A Convertible Preferred Stock, $.001 par value per share.

1.2 Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the funds and assets of the Company that may be legally distributed to the Company’s shareholders (the “Available Funds and Assets”) shall be distributed to shareholders in the following manner:

(a) Liquidation Preferences. The holders of each share of Series A Preferred Stock then issued and outstanding shall be entitled to be paid, out of the Available Funds and Assets, prior and in preference to any payment or distribution (or any setting apart of any payment or distribution) of any Available Funds and Assets on any shares of Common Stock, an amount per share equal to the Original Issue Price of the Series A Preferred Stock. If upon any liquidation, dissolution or winding up of the Company, the Available Funds and Assets shall be insufficient to permit the payment to holders of the Series A Preferred Stock of their full preferential amounts described in this Section 1.2(a), then the Available Funds and Assets shall be distributed ratably among the holders of Series A Preferred Stock in proportion to the amount of such stock owned by each such holder.

(b) Participation Rights. If there are any Available Funds and Assets remaining after the payment or distribution (or the setting aside for payment or distribution) to the holders of the Series A Preferred Stock of their full preferential amounts described above in this Section 1.2, then all such remaining Available Funds and Assets shall be distributed among the holders of the then outstanding Common Stock and Series A Preferred Stock pro rata according to the number of shares of Common Stock held by such holders, where, for this purpose, each holder of shares of Series A Preferred Stock is deemed to hold the greatest whole number of shares of Common Stock then issuable upon conversion of all shares of Series A Preferred Stock held by such holder pursuant to Section 1.5.

(c) Merger or Sale of Assets. A (i) consolidation or merger of the Company with or into any other corporation or corporations in which the holders of record of the Company’s outstanding shares immediately before such consolidation or merger do not, immediately after such consolidation or merger, hold (by virtue of securities issued as consideration in such transaction or otherwise) a majority of the voting power of the surviving Corporation of such consolidation or merger; or (ii) sale of all or substantially all of the assets of the Company, shall each be deemed to be a liquidation, dissolution or winding up of the Company as those terms are used in this Section 1.2.

(d) Non-Cash Consideration. If any assets of the Company distributed to shareholders in connection with any liquidation, dissolution, or winding up of the Company are other than cash, then the value of such assets shall be their fair market value as determined by the Board, except that any securities to be distributed to shareholders in a liquidation, dissolution, or winding up of the Company shall be valued as follows:

(i) The method of valuation of securities not subject to investment letter or other similar restrictions on free marketability shall be as follows:

(A) if the securities are then traded on a national securities exchange or the NASDAQ Capital Market (or a similar national quotation system), then the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the 30-day period ending three (3) days prior to the distribution;

(B) if actively traded over-the-counter, then the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three (3) days prior to the closing of such merger, consolidation or sale;

2

(C) if there is no active public market, then the value shall be the fair market value thereof, as determined in good faith by the Board; and

(ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in subparagraphs (d)(A),(B) or (C) of this Section to reflect the approximate fair market value thereof, as determined in good faith by the Board.

1.3 Dividend Rights.

(a) Dividend Preference. The holders of the then issued and outstanding Series A Preferred Stock shall receive out of any funds and assets of the Company legally available and approved by the Board, cumulative dividends equal to their original investment for such Series A Preferred Stock, prior and in preference to the payment of any dividend or other Distribution on the Common Stock. All dividends may be paid in cash or kind at the election of the Company.

(b) Participation Rights. If, after dividends in full preferential amount specified in this Section 1.3 for the Series A Preferred Stock have been paid or declared and set apart in any fiscal year of the Company, the Board shall declare additional dividends out of funds legally available therefor in that fiscal year, then such additional dividends shall be declared ratably among the holders of Common Stock and Series A Preferred Stock in proportion to the amount of such stock owned by each such holder, where, for this purpose, each holder of shares of Series A Preferred Stock is deemed to hold the greatest whole number of shares of Common Stock then issuable upon conversion of all shares of Series A Preferred Stock held by such holder pursuant to Section 1.5.

(c) Non-Cash Dividends. Whenever a dividend or Distribution provided for in this Section 1.3 shall be payable in property other than cash (including without limitation Common Stock), the value of such dividend or Distribution shall be deemed to be the fair market value of such property as determined in good faith by the Board.

1.4 Voting Rights. Each holder of Series A Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which such shares of Series A Preferred Stock could be converted pursuant to the provisions of Section 1.5 below at the record date for the determination of the shareholders entitled to vote on such matters or, if no such record date is established, the date such vote is taken or any written consent of shareholders is solicited.

1.5 Conversion Rights. The issued and outstanding shares of Series A Preferred Stock shall be convertible into Common Stock as follows:

(a) Conversion.

(i) At the option of the holder thereof, each share of Series A Preferred Stock shall be convertible, at any time into fully paid and nonassessable shares of Common Stock as provided herein.

3

(ii) Each holder of Series A Preferred Stock who elects to convert the same into shares of Common Stock shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Series A Preferred Stock or Common Stock, and shall give written notice to the Company at such office that such holder elects to convert the same and shall state therein the number of shares of Series A Preferred Stock being converted. Thereupon the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled upon such conversion together with all accrued dividends thereon. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate or certificates representing the shares of Series A Preferred Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

(b) Conversion Ratio. Subject to the terms and conditions set forth herein, each share of Series A Preferred Stock shall be convertible into one and one quarter share of Common Stock. The initial Conversion Price for the Series A Preferred Stock shall be the Original Issue Price. The Conversion Ratio of the Series A Preferred Stock shall be subject to adjustment from time to time as provided below.

(c) Adjustment Upon Common Stock Event. Upon the happening of a Common Stock Event (as hereinafter defined), the Conversion Price of the Series A Preferred Stock shall, simultaneously with the happening of such Common Stock Event, be adjusted so that the number of shares of Common Stock issuable on conversion of any shares of the Series A Preferred Stock shall be increased or decreased, as the case may be, in proportion to the increase or decrease in outstanding shares immediately following the Common Stock Event. The Conversion Price for the Series A Preferred Stock shall be readjusted in the same manner upon the happening of each subsequent Common Stock Event. As used herein, the term “Common Stock Event” shall mean (x) the issue by the Company of additional shares of Common Stock as a dividend or other distribution on outstanding Common Stock, (y) a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock, or (z) a combination of the outstanding shares of Common Stock into a smaller number of shares of Common Stock.

(d) Adjustments for Other Dividends and Distributions. If at any time or from time to time after the Original Issue Date the Company pays a dividend or makes another distribution to the holders of the Common Stock payable in securities of the Company other than shares of Common Stock, then in each such event provision shall be made so that the holders of the Series A Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable upon conversion thereof, the number of securities of the Company which they would have received had their Series A Preferred Stock been converted into Common Stock on the date of such event (or such record date, as applicable) and had they thereafter, during the period from the date of such event (or such record date, as applicable) to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 1.5 with respect to the rights of the holders of the Series A Preferred Stock or with respect to such other securities by their terms.

4

(e) Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Original Issue Date the Common Stock issuable upon the conversion of the Series A Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than by a Common Stock Event or a stock dividend, reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 1.5), then in any such event each holder of Series A Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the number of shares of Common Stock into which such shares of Series A Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

(f) Certificate of Adjustment. In each case of an adjustment or readjustment of the Conversion Price for the Series A Preferred Stock, the Company, at its expense, shall cause its Chief Financial Officer to compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each record holder of the Series A Preferred Stock at the holder’s address as shown in the Company’s books.

(g) Fractional Shares. No fractional shares of Common Stock shall be issued upon any conversion of Series A Preferred Stock. In lieu of any fractional share to which the holder would otherwise be entitled, the Company shall, at the Company’s option: (x) pay the holder cash equal to the product of such fraction multiplied by the Common Stock’s fair market value as determined in good faith by the Board as of the date of conversion, or (y) round up to the nearest whole share of Common Stock to be issued upon any such conversion.

(h) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(i) Notices. Any notice required by the provisions of this Section 1.5 to be given to the holders of shares of the Series A Preferred Stock shall be deemed given upon the earlier of actual receipt or deposit in the United States mail, by certified or registered mail, return receipt requested, postage prepaid, addressed to each holder of record at the address of such holder appearing on the books of the Company.

(j) No Impairment. The Company shall not avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred Stock against impairment.

Executed on April 30, 2008.

PROMOTIONS ON WHEELS HOLDINGS, INC.
a Nevada corporation

By:	/s/ Rowland W. Day II
Rowland W. Day II
President, Chief Executive Officer, Secretary and
sole Director

5